QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

KPMG LLP 1900 Nashville City Center 511 Union Street Nashville, TN 37219-1735

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Regal Entertainment Group:

        We consent to the incorporation by reference in the registration statements (Nos. 333-87958 and 333-127367) on Form S-8 of Regal Entertainment Group of our report dated March 13, 2006 with respect to the consolidated balance sheets of Regal Entertainment Group and subsidiaries as of December 29, 2005 and December 30, 2004, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 29, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 29, 2005, and the effectiveness of internal control over financial reporting as of December 29, 2005, which reports appear in the December 29, 2005 annual report on Form 10-K of Regal Entertainment Group.

/s/ KPMG LLP Nashville, Tennessee March 13, 2006

QuickLinks

Consent of Independent Registered Public Accounting Firm